Filed pursuant to Rule 424(b)3
Registration No. 333-136329

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 7, 2006)

1,750,000 Shares

Koppers Holdings Inc.

Common Stock

Saratoga Partners III, L.P. and Saratoga Partners III C.V., which we refer to together as the selling shareholders, are offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the sales of the shares sold pursuant to this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “KOP”. The last reported sale price of our common stock on November 27, 2006 was $23.10 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “ Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$21.800	$38,150,000
Underwriting discounts and commissions	$0.250	$437,500
Proceeds, before expenses, to selling shareholders	$21.550	$37,712,500

The underwriter may also purchase up to 262,500 shares of common stock from the selling shareholders at the public offering price, less underwriting discounts and commissions payable by the selling shareholders, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriter exercises the option in full, the total underwriting discounts and commissions will be $503,125, and the total proceeds, before expenses, to the selling shareholders will be $43,369,375.

The underwriter is offering the shares of common stock as set forth under “Underwriting”. Delivery of the shares will be on or about December 1, 2006.

UBS Investment Bank

The date of this prospectus supplement is November 27, 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No one is making offers to sell or seeking offers to buy our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of those documents’ respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock by the selling shareholders. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or any other documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Information contained on our website does not constitute part of this prospectus supplement.

In this prospectus supplement, “Koppers Holdings” “the Company,” “we,” “us,” and “our” refer to Koppers Holdings Inc., a Pennsylvania corporation, together with our consolidated subsidiaries, including Koppers Inc.

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Prospectus supplement summary

The following summary includes basic information about our company and this offering. It may not contain all of the information that is important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” as well as the documents incorporated by reference in the prospectus.

OUR COMPANY

We are a leading integrated global provider of carbon compounds and commercial wood treatment products. Our products are used in a variety of niche applications in a diverse range of end-markets, including the aluminum, railroad, specialty chemical, utility, rubber and steel industries. We provide products which represent only a small portion of our customers’ costs but are essential inputs into the products they produce and the services they provide. In the aggregate, we believe that we maintain the number one market position by combined volume in a majority of our principal product lines in North America, Australia and Europe.

We serve our customers through a comprehensive global manufacturing and distribution network, including 32 manufacturing facilities located in North America, Australasia, China, Europe and South Africa. We conduct business in over 60 countries with over 2,600 customers, many of which are leading companies in their respective industries, including Alcoa Inc., CSX Transportation, Inc., Union Pacific Railroad Company, Norfolk Southern Corporation and Burlington Northern Santa Fe Railway. We believe that our customers place significant value on our industry-leading “Koppers” brand, which for more than 70 years has maintained a reputation for quality, reliability and customer service.

We operate two principal businesses, Carbon Materials & Chemicals and Railroad & Utility Products. Through our Carbon Materials & Chemicals business, we believe we are the largest distiller of coal tar in North America, Australia, the United Kingdom and Scandinavia. We process coal tar into a variety of products, including carbon pitch, creosote and phthalic anhydride, which are critical intermediate materials in the production of aluminum, the pressure treatment of wood and the production of plasticizers and specialty chemicals, respectively. Through our Railroad & Utility Products business, we believe that we are the largest North American supplier of railroad crossties. Our other commercial wood treatment products include the provision of utility poles to the electric and telephone utility industries.

On February 6, 2006, we completed an initial public offering of our common stock in which we issued and sold 8,700,000 shares of our common stock and Saratoga Partners III, L.P. and Saratoga Partners III C.V. sold 2,800,000 of its existing common shares at an initial selling price to shareholders of $14.00 per share.

Our principal offices are located at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1800. Our telephone number is (412) 227-2001. We maintain a website at www.koppers.com. The information contained on or linked to or from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

The offering

Issuer	Koppers Holdings Inc, a Pennsylvania corporation

Selling shareholders	Saratoga Partners III, L.P. and Saratoga Partners III C.V.

Common stock offered by selling shareholders	1,750,000 shares (1)

Common stock outstanding before and after the offering	20,729,823 shares (2)

New York Stock Exchange symbol	KOP

(1)	Assumes that the underwriter does not exercise its option to purchase up to 262,500 additional shares from the selling shareholders to cover over-allotments.
(2)	The number of shares of common stock to be outstanding after the offering is based on the number of shares of common stock outstanding as of November 27, 2006, and excludes common stock subject to issuance under our share-based compensation plans.

Risk factors

You should carefully consider the risks described below before investing in our publicly traded securities. The risks described below are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations and our liquidity.

RISKS RELATING TO OUR BUSINESS

We may not be able to compete successfully in any or all of the industry segments in which we operate.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. If we are unable to respond successfully to changing competitive conditions, the demand for our products could be affected. We believe that the most significant competitive factor for our products is selling price. Additionally, some of the purchasers of our coke are capable of supplying a portion of their needs from their own coke production as well as from suppliers outside the United States who are able to import coke into the United States and sell it at prices competitive with those of U.S. suppliers. Some of our competitors have greater financial resources and larger capitalization than we do.

Demand for our products is cyclical and we may experience prolonged depressed market conditions for our products.

Our products are sold primarily in mature markets which historically have been cyclical, such as the aluminum, specialty chemical and utility industries.

➢	The principal consumers of our carbon pitch are primary aluminum smelters. Although the aluminum industry has experienced growth on a long-term basis, there may be cyclical periods of weak demand which could result in decreased primary aluminum production. Our pitch sales have historically declined during such cyclical periods of weak global demand for aluminum.

➢	The principal use of our phthalic anhydride is in the manufacture of plasticizers and flexible vinyl, which are used mainly in the housing and automobile industries. Therefore, a decline in remodeling and construction or global automobile production could reduce the demand for phthalic anhydride.

➢	The principal customers for our coke are U.S. integrated steel producers. The prices at which we will be able to sell our coke in the future will be greatly affected by the demand for coke from the steel industry and the supply of coke from the U.S. integrated steel producers’ own coke production and from foreign sources.

➢	Over the last several years, utility pole demand has declined as utilities in the United States and Australia have reduced spending due to competitive pressures arising from deregulation. Deregulation may continue to negatively affect both the new and replacement pole installation markets.

Risk factors

We are dependent on major customers for a significant portion of our net sales, and the loss of one or more of our major customers could result in a significant reduction in our profitability.

For the nine months ended September 30, 2006, our top ten customers accounted for approximately 41% of our net sales. During this period, our two largest customers each accounted for approximately 10% and 7%, respectively, of our total net sales. Additionally, an integrated steel company representing approximately 4% of total net sales is the only customer for our furnace coke, with a contract to take 100% of our coke production through 2009. The permanent loss of, or a significant decrease in the level of purchases by, one or more of our major customers could result in a significant reduction in our profitability.

Fluctuations in the price, quality and availability of our primary raw materials could reduce our profitability.

Our operations depend on an adequate supply of quality raw materials being available on a timely basis. The loss of a key source of supply or a delay in shipments could cause a significant increase in our operating expenses. For example, our operations are highly dependent on a relatively small number of freight transportation services. Interruptions in such freight services could impair our ability to receive raw materials and ship finished products in a timely manner. We are also exposed to price and quality risks associated with raw material purchases. Such risks include:

➢	The primary raw material used by our Carbon Materials & Chemicals business is coal tar, a by-product of coke production. A shortage in the supply of domestic coal tar or a reduction in the quality of coal tar could require us to increase coal tar and carbon pitch imports, as well as the use of petroleum substitutes to meet future carbon pitch demand. This could cause a significant increase in our operating expenses if we are unable to pass these costs on to our customers.

We are currently experiencing a shortage of coal tar that caused us to issue force majuere letters to our North American carbon materials customers in July 2006. Although we believe that this shortage is temporary and that we will be able to declare an end of force majuere by December 31, 2006, the events causing the shortage are beyond our control. Accordingly, we may experience further shortages of coal tar in the future and the current shortage may not end by December 31, 2006.

➢	In certain circumstances coal tar may also be used as an alternative to fuel. Recent increases in energy prices have resulted in higher coal tar costs which we attempt to pass through to our customers. If these costs cannot be passed through, it could result in margin reductions for our coal tar-based products.

➢	The availability and cost of softwood and hardwood lumber are critical elements in our production of pole products and railroad crossties, respectively. The supply of trees of acceptable size for the production of utility poles has decreased in recent years in relation to the demand, and we accordingly have been required to pay a higher price for these materials. Historically, the supply and cost of hardwood for railroad crossties have also been subject to availability and price pressures. We may not be able to source wood raw materials at economical prices in the future.

➢	Metallurgical coal is the primary raw material used in the production of coke. An increase in the price of metallurgical coal, or a prolonged interruption in its supply, could increase our operating expenses.

➢	Our price realizations and profit margins for phthalic anhydride have historically fluctuated with the price of orthoxylene and its relationship to our cost to produce naphthalene; however, during periods of excess supplies of phthalic anhydride, margins may be reduced despite high levels for orthoxylene prices.

Risk factors

If the costs of raw materials increase significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline.

Our products may be rendered obsolete or less attractive by changes in regulatory, legislative or industry requirements.

Changes in regulatory, legislative or industry requirements may render certain of our products obsolete or less attractive. Our ability to anticipate changes in these requirements, especially changes in regulatory standards, will be a significant factor in our ability to remain competitive. We may not be able to comply in the future with new regulatory, legislative and/or industrial standards that may be necessary for us to remain competitive and certain of our products may, as a result, become obsolete or less attractive to our customers.

The development of new technologies or changes in our customers’ products could reduce the demand for our products.

Our products are used for a variety of applications by our customers. Changes in our customers’ products or processes may enable our customers to reduce consumption of the products we produce or make our products unnecessary. Customers may also find alternative materials or processes that no longer require our products. For example, in 2000 our largest carbon pitch customer announced that it was actively pursuing alternative anode technology that would eliminate the need for carbon pitch as an anode binder. The potential development and implementation of this new technology could seriously impair our ability to profitably market carbon pitch and related co-products. A substantial portion of our carbon pitch is sold to the aluminum industry under long-term contracts typically ranging from three to five years. If a new technology were developed that replaced the need for carbon pitch in the production of carbon anodes, it is possible that these contracts would not be renewed in the future.

Hazards associated with chemical manufacturing may cause suspensions or interruptions of our operations.

Due to the nature of our business, we are exposed to the hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes in our manufacturing facilities or our distribution centers, such as fires, explosions and accidents that could lead to an interruption or suspension of operations. Any disruption could reduce the productivity and profitability of a particular manufacturing facility or of our company as a whole. Other hazards include:

➢	piping and storage tank leaks and ruptures;

➢	mechanical failure;

➢	exposure to hazardous substances; and

➢	chemical spills and other discharges or releases of toxic or hazardous substances or gases.

These hazards, among others, may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions, cleanup costs and lawsuits by injured persons. While we are unable to predict the outcome of such matters, if determined adversely to us, we may not have adequate insurance to cover related costs or liabilities and, if not, we may not have sufficient cash flow to pay for such costs or liabilities. Such outcomes could harm our customer goodwill and reduce our profitability.

Risk factors

We are subject to extensive environmental laws and regulations and may incur significant costs as a result of continued compliance with, violations of or liabilities under environmental laws and regulations.

Like other companies involved in environmentally sensitive businesses, our operations and properties are subject to extensive federal, state, local and foreign environmental laws and regulations, including those concerning, among other things:

➢	the treatment, storage and disposal of wastes;

➢	the investigation and remediation of contaminated soil and groundwater;

➢	the discharge of effluents into waterways;

➢	the emission of substances into the air;

➢	the marketing, sale, use and registration of our chemical products, such as creosote; and

➢	other matters relating to environmental protection and various health and safety matters.

We have incurred, and expect to continue to incur, significant costs to comply with environmental laws and as a result of remedial obligations. We could incur significant costs, including cleanup costs, fines, civil and criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations. We accrue for environmental liabilities when a determination can be made that they are probable and reasonably estimable. Total environmental reserves at September 30, 2006 and December 31, 2005 were approximately $5.7 million and $3.8 million, respectively, which include provisions primarily for environmental fines and remediation. For the last three fiscal years, our annual capital expenditures in connection with environmental control facilities averaged approximately $4.4 million, and annual operating expenses for environmental matters, excluding depreciation, averaged approximately $9.7 million. Management estimates that capital expenditures in connection with matters relating to environmental control facilities will be approximately $9.0 million for 2006. Contamination has been identified and is being investigated and remediated at many of our sites by us or other parties

Actual costs and liabilities to us may exceed forecasted amounts. Moreover, currently unknown environmental issues, such as the discovery of additional contamination or the imposition of additional cleanup obligations with respect to our sites or third party sites, may result in significant additional costs, and potentially significant expenditures could be required in order to comply with future changes to environmental laws and regulations or the interpretation or enforcement thereof. We also are involved in various litigation and proceedings relating to environmental matters and toxic tort claims which are described in detail in our reports incorporated by reference into this prospectus.

Beazer East and Beazer Limited may not continue to meet their obligations to indemnify us.

Under the terms of the asset purchase agreement between us and Koppers Company, Inc. (now known as Beazer East, Inc.) upon the formation of Koppers Inc. in 1988, subject to certain limitations, Beazer East assumed the liability for and indemnified us against (among other things) certain clean-up liabilities for contamination occurring prior to the purchase date at sites acquired from Beazer East and third-party claims arising from such contamination, which we refer to herein as the Indemnity. Beazer East and Beazer Limited may not continue to meet their obligations. In addition, Beazer East could in the future choose to challenge its obligations under the Indemnity or our satisfaction of the conditions to indemnification imposed on us thereunder. In addition, the government and other third parties also have the right under applicable environmental laws to seek relief directly from us for any and all such costs

Risk factors

and liabilities. In July 2004, we entered into an agreement with Beazer East to amend the December 29, 1988 asset purchase agreement to provide, among other things, for the continued tender of pre-closing environmental liabilities to Beazer East under the Indemnity through July 2019. As consideration for the agreement, we agreed to pay Beazer East a total of $7.0 million in four installments over three years and to share toxic tort litigation defense costs arising from any sites acquired from Beazer East. The first three payments of $2.0 million each were made in July 2004, July 2005 and July 2006. Qualified expenditures under the Indemnity are not subject to a monetary limit.

Without reimbursement under the Indemnity, the obligation to pay the costs and assume the liabilities relating to these matters would have a significant impact on our net income. Furthermore, without reimbursement, we could be required to record a contingent liability on our balance sheets with respect to environmental matters covered by the Indemnity, which could result in our having significant additional negative net worth. Finally, the Indemnity does not afford us indemnification against environmental costs and liabilities attributable to acts or omissions occurring after the closing of the acquisition of assets from Beazer East under the asset purchase agreement, nor is the Indemnity applicable to liabilities arising in connection with other acquisitions by us after that closing.

The insurance that we maintain may not fully cover all potential exposures.

We maintain property, casualty and workers’ compensation insurance but such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies, including liabilities for environmental compliance and remediation. In addition, from time to time, various types of insurance for companies in our industry have not been available on commercially acceptable terms or, in some cases, have not been available at all. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Adverse weather conditions may reduce our operating results.

Our quarterly operating results fluctuate due to a variety of factors that are outside our control, including inclement weather conditions, which in the past have caused a decline in our operating results. For example, adverse weather conditions have at times negatively impacted our supply chain as wet conditions impacted logging operations, reducing our ability to procure crossties. In addition, adverse weather conditions have had a negative impact on our customers in the roofing and pavement sealer businesses, resulting in a negative impact on our sales of these products. Moreover, demand for many of our products declines during periods of inclement weather.

We are subject to risks inherent in foreign operations, including changes in social, political and economic conditions.

We have operations in the United States, Australasia, China, Europe and South Africa, and sell our products in many foreign countries. For the nine months ended September 30, 2006, net sales from our products sold by Koppers Europe ApS and Koppers Australia Pty Ltd. (“Koppers Australia”) accounted for approximately 34% of our total net sales. Like other global companies, we are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. Our international revenues could be reduced by currency fluctuations or devaluations. Changes in currency exchange rates could lower our reported revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also reduce our profitability. We have not historically hedged our financial statement exposure and, as a result, we could incur unanticipated losses. We are also subject to potentially increasing transportation and shipping costs associated with international operations.

Risk factors

Furthermore, we are also exposed to risks associated with changes in the laws and policies governing foreign investments in countries where we have operations as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment.

Our strategy to selectively pursue complementary acquisitions may present unforeseen integration obstacles or costs.

Our business strategy includes the potential acquisition of businesses and entering into joint ventures and other business combinations that we expect would complement and expand our existing products and the markets where we sell our products and improve our market position. We may not be able to successfully identify suitable acquisition or joint venture opportunities or complete any particular acquisition, combination, joint venture or other transaction on acceptable terms. We cannot predict the timing and success of our efforts to acquire any particular business and integrate the acquired business into our existing operations. Also, efforts to acquire other businesses or the implementation of other elements of this business strategy may divert managerial resources away from our business operations. In addition, our ability to engage in strategic acquisitions may depend on our ability to raise substantial capital and we may not be able to raise the funds necessary to implement our acquisition strategy on terms satisfactory to us, if at all. Our failure to identify suitable acquisition or joint venture opportunities may restrict our ability to grow our business. In addition, we may not be able to successfully integrate businesses that we acquire in the future, which could lead to increased operating costs, a failure to realize anticipated operating synergies or both.

We are the subject of ongoing investigations regarding our competitive practices, which may result in fines or other penalties.

In April 2005, the New Zealand Commerce Commission (the “NZCC”), filed a Statement of Claim in the High Court of New Zealand against a number of corporate and individual defendants, including Koppers Arch Wood Protection (NZ) Limited, (“KANZ”), Koppers Arch Investments Pty Limited, (“KAI”), Koppers Australia and a number of other corporate and individual defendants. This followed an investigation by the NZCC into the competitive practices of the wood preservative industry in New Zealand. KANZ and Koppers Arch Australia are majority-owned subsidiaries of Koppers Arch Investments Pty Limited, which is an Australian joint venture owned 51% by World-Wide Ventures Corporation (an indirect subsidiary of the Company) and 49% by Hickson Nederland BV. KANZ and Koppers Arch Australia manufacture and market wood preservative products throughout New Zealand and Australia, respectively.

In February 2006, the NZCC, KANZ, KAI and Koppers Australia executed a cooperation agreement (the “Cooperation Agreement”) which was subsequently approved by the New Zealand High Court on April 6, 2006. The Cooperation Agreement provides, among other things, that KANZ, KAI and Koppers Australia must cooperate with the NZCC until such time as the NZCC’s investigation and any related court proceedings have been concluded. It also provides that the NZCC will discontinue all proceedings against Koppers Australia and that the NZCC will assess penalties against KANZ and KAI for breaches of the New Zealand Commerce Act of 1986 (the “Act”). Accruals for the nine months ended September 30, 2006 and for the year ended December 31, 2005 for the penalties, costs and proposed settlements of other certain contingent liabilities totaled $2.8 million of which $2.4 was paid in the second quarter of 2006. Except as set forth above, no other claims (civil or governmental) related to competitive practices in New Zealand have been filed against the Company or its subsidiaries including KANZ and KAI. It is possible that customers and/or a competitor could file civil claims against KANZ and KAI.

Risk factors

Koppers Arch Australia has made an application for leniency under the Australian Competition and Consumer Commission’s (the “ACCC”) policy for cartel conduct. The ACCC has granted immunity to Koppers Arch Australia, subject to the fulfillment of certain conditions, such as, but not limited to, continued cooperation. If the conditions are not fulfilled, Koppers Arch Australia may be penalized for any violations of the competition laws of Australia. Such penalties, if assessed against Koppers Arch Australia, could have a material adverse effect on its business, financial condition, cash flows and results of operations. No civil claims related to competitive practices in Australia have been filed against the Company or its subsidiaries.

Litigation against us could be costly and time consuming to defend, and due to the nature of our business and products, we may be liable for damages arising out of our acts or omissions, which may have a material adverse affect on us.

We produce hazardous chemicals that require appropriate procedures and care to be used in handling them or using them to manufacture other products. As a result of the hazardous nature of some of the products we use and produce, we may face product liability and other claims relating to incidents involving the handling, storage and use of and exposure to our products.

For example, we are a defendant in a significant number of lawsuits in which the plaintiffs claim they have suffered a variety of illnesses (including cancer) and/or property damage as a result of exposure to coal tar pitch, benzene, wood treatment chemicals and other chemicals, including certain cases in state and federal court involving approximately 1,300 plaintiffs relating to our Grenada, Mississippi facility. In April 2006, in the first Grenada case to be tried, a jury returned a verdict against us of 20% of $785,000 for compensatory damages and no liability for punitive damages. We have appealed the judgment and the briefing schedule for the appeal has not been set. Although we intend to vigorously defend the remaining Grenada and other similar claims against us, an unfavorable verdict or other resolution of these or any future claims against us could have a material affect on our business, financial condition, cash flows and results of operations. A further description of the material claims against us are included in our reports incorporated by reference in this prospectus.

In addition to the above, we are regularly subject to legal proceedings and claims that arise in the ordinary course of business, such as workers’ compensation claims, governmental investigations, employment disputes, and customer and supplier disputes arising out of the conduct of our business. Litigation could result in substantial costs and may divert management’s attention and resources away from the day-to-day operation of our business.

Labor disputes could disrupt our operations and divert the attention of our management and may cause a decline in our production and a reduction in our profitability.

Of our employees, approximately 65% are represented by 16 different labor unions and are covered under numerous labor contracts. The United Steelworkers of America currently represents approximately 600 of our employees at ten of our facilities and, therefore, represents the largest number of our unionized employees. Labor contracts that expire in 2007 cover approximately 20% of our total workforce. We may not be able to reach new agreements without union action or on terms satisfactory to us. Any future labor disputes with any such unions could result in strikes or other labor protests, which could disrupt our operations and divert the attention of our management from operating our business. If we were to experience a strike or work stoppage, it may be difficult for us to find a sufficient

Risk factors

number of employees with the necessary skills to replace these employees. Any such labor disputes could cause a decline in our production and a reduction in our profitability.

Our pension obligations are currently underfunded. We may have to make significant cash payments to our pension plans, which would reduce the cash available for our business.

As of December 31, 2005, our projected benefit obligation under our defined benefit pension plans exceeded the fair value of plan assets by approximately $49.4 million. The underfunding was caused, in part, by fluctuations in the financial markets that have caused the valuation of the assets in our defined benefit pension plans to be lower than anticipated. During the nine months ended September 30, 2006 and the year ended December 31, 2005, we contributed $8.5 million and $11.3 million, respectively, to our pension plans. Management expects that any future obligations under our pension plans that are not currently funded will be funded from our future cash flow from operations. If our contributions to our pension plans are insufficient to fund the pension plans adequately to cover our future pension obligations, the performance of the assets in our pension plans does not meet our expectations or other actuarial assumptions are modified, our contributions to our pension plans could be materially higher than we expect, which would reduce the cash available for our business.

We have a substantial amount of indebtedness, which could harm our ability to operate our business, remain in compliance with debt covenants, make payments on our debt and pay dividends.

As of September 30, 2006, we and our subsidiaries had approximately $471.8 million of indebtedness (excluding trade payables and intercompany indebtedness), consisting primarily of our senior discount notes, Koppers Inc.’s senior secured notes and $93.7 million of indebtedness under our senior secured credit facility.

The degree to which we are leveraged could have important consequences, including:

➢	our ability to satisfy our obligations under our debt could be affected and any failure to comply with the requirements, including financial and other restrictive covenants, of any of our debt agreements could result in an event of default under the agreements governing such indebtedness;

➢	a substantial portion of our cash flow from operations will be required to make interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

➢	our ability to obtain additional financing in the future may be impaired;

➢	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

➢	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;

➢	our degree of leverage may make us more vulnerable in the event of a downturn in our business, our industry or the economy in general; and

➢	our ability to pay dividends to our shareholders may be impaired.

Furthermore, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. If we incur additional indebtedness, the magnitude of the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Risk factors

Restrictions in our debt agreements could limit our growth and our ability to respond to changing conditions and, in the event of a default, all of these borrowings become immediately due and payable.

Koppers Inc.’s senior secured credit facility and the indentures governing our senior discount notes and Koppers Inc.’s senior secured notes contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit our ability, among other things, to:

➢	incur or guarantee additional debt and issue certain types of preferred stock;

➢	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

➢	make investments;

➢	create liens on our assets;

➢	enter into sale and leaseback transactions;

➢	sell assets;

➢	engage in transactions with our affiliates;

➢	create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

➢	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

➢	transfer or issue shares of stock of subsidiaries.

In addition, Koppers Inc.’s senior secured credit facility contains other and more restrictive covenants. Additionally, it requires us to maintain certain financial ratios and satisfy certain financial condition tests and require us to take action to reduce our debt or take some other action to comply with them.

These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under Koppers Inc.’s senior secured credit facility and the indentures governing our senior discount notes and Koppers Inc.’s senior secured notes impose on us.

A breach of any of these covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, the debt outstanding under our other debt agreements and the indentures governing our senior discount notes and senior secured notes. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. This would result in a significant interruption in our business operations, which would negatively impact the market price of our common stock. Even if new financing were then available, it may not be on terms that are acceptable to us.

Our substantial negative net worth may require us to maintain additional working capital.

As of September 30, 2006, we had negative net worth of approximately $97.4 million, resulting primarily from the use of borrowings to fund dividends. Our negative net worth may make it difficult for

Risk factors

us to obtain credit from suppliers, vendors and other parties. In addition, some of our suppliers and vendors may require us to prepay for services or products or may impose less advantageous terms on timing of payment. Our ability to enter into hedging transactions may also be limited by our negative net worth. As a result, we may require additional working capital, which may negatively affect our cash flow and liquidity.

We may incur significant charges in the event we close all or part of a manufacturing plant or facility.

We periodically assess our manufacturing operations in order to manufacture and distribute our products in the most efficient manner. Based on our assessments, we may make capital improvements to modernize certain units, move manufacturing or distribution capabilities from one plant or facility to another plant or facility, discontinue manufacturing or distributing certain products or close all or part of a manufacturing plant or facility.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management, experience and leadership skills of our senior management team. Our senior management team has an average of 25 years of industry experience. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel with similar industry experience could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed.

RISKS RELATING TO OUR COMMON STOCK

Our stock price may be extremely volatile.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock.

Some specific factors that may have a significant effect on our common stock market price include:

➢	actual or anticipated fluctuations in our operating results or future prospects;

➢	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or the SEC;

➢	strategic actions by us or our competitors, such as acquisitions or restructurings;

➢	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

➢	changes in accounting standards, policies, guidance, interpretations or principles;

➢	adverse conditions in the financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

➢	sales of common stock by us, members of our management team or a significant shareholder; and

➢	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or the aluminum or railroad industry generally.

Risk factors

Prior to the initial public offering which closed on February 6, 2006, there was no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy.

Future sales, or the perception of future sales, of a substantial amount of our common stock may depress the price of the shares of our common stock.

As of November 27, 2006, there were 20,729,823 shares of our common stock outstanding. Future sales, or the perception or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities at a time and price that we deem appropriate.

We may issue shares of our common stock, or other securities, from time to time as consideration for future acquisitions and investments. In addition, we may issue shares of our common stock or other securities in public or private offerings as part of our efforts to raise additional capital. In the event any such acquisition, investment or offering is significant, the number of shares of our common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments. Any additional capital raised through the sale of our equity securities may dilute your percentage ownership in us.

You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time, because of restrictions in our debt agreements, because of our negative net worth or because of restrictions imposed by Pennsylvania law.

We are not required to pay dividends, and our shareholders are not guaranteed, and do not have contractual rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. Our board of directors could depart from or change our dividend policy, for example, if it were to determine that we had insufficient cash to take advantage of other opportunities with attractive rates of return or if we failed to be profitable. In addition, if we do not pay dividends, for whatever reason, your shares of our common stock could become less liquid and the market price of our common stock could decline. The ability of Koppers Inc. and its subsidiaries to pay dividends or make other payments or distributions to us will depend on our operating results and may be restricted by, among other things, the covenants in Koppers Inc.’s senior secured credit facility. Our ability to pay dividends is limited by the indentures governing our and Koppers Inc.’s outstanding notes as well as Pennsylvania law and may in the future be limited by the covenants of any future outstanding indebtedness we or our subsidiaries incur. If a dividend is paid in violation of Pennsylvania law, each director approving the dividend could be liable to the corporation if the director did not act with such care as a person of ordinary prudence would use under similar circumstances. Directors are entitled to rely in good faith on information provided by employees of the corporation and experts retained by the corporation. Directors who are held liable would be entitled to contribution from any shareholders who received an unlawful dividend knowing it to be unlawful. Furthermore, we are a holding company with no operations, and unless we receive dividends, distributions, advances, transfers of funds or other payments from our subsidiaries, we will be unable to pay dividends on our common stock.

Risk factors

Our largest shareholder may be able to influence our ongoing operations, corporate transactions and other matters and its interests may conflict with or differ from your interests as a shareholder.

Saratoga Partners III, L.P. and Saratoga Partners III C.V. will own approximately 20.1% (assuming the underwriter does not exercise its option to purchase additional shares to cover over-allotments) of our common stock after the consummation of this offering. As a result, Saratoga Partners III, L.P. and Saratoga Partners III C.V. may be able to influence the outcome on virtually all matters submitted to a vote of our shareholders, including the election of directors. So long as Saratoga Partners III, L.P. and Saratoga Partners III C.V. continue to own a significant portion of the outstanding shares of our common stock, it may be able to influence the election of our directors, subject to compliance with applicable New York Stock Exchange requirements, our decisions, policies, management and affairs and corporate actions requiring shareholder approval, including the approval of transactions involving a change in control. The interests of Saratoga Partners III, L.P. and Saratoga Partners III C.V. may not coincide with the interests of our other shareholders. In particular, Saratoga Partners III, L.P. and Saratoga Partners III C.V. are in the business of making investments in companies and it may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Saratoga Partners III, L.P. and Saratoga Partners III C.V. may also pursue, for their own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Provisions of our charter documents may inhibit a takeover, which could negatively affect our stock price.

Provisions of our charter documents and the Business Corporation Law of Pennsylvania, the state in which we are organized, could discourage potential acquisition proposals or make it more difficult for a third party to acquire control of our company, even if doing so might be beneficial to our shareholders. Our Articles of Incorporation and Bylaws provide for various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. For example, our Amended and Restated Articles of Incorporation, or our Articles of Incorporation, authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our shareholders. Our board of directors can therefore authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Additional provisions that could make it more difficult for shareholders to effect certain corporate actions include:

➢	Our board of directors will be classified into three classes beginning in 2007. Each director will serve a three year term and will stand for re-election once every three years.

➢	Our shareholders will be able to remove directors only for cause by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of directors.

➢	Our Articles of Incorporation provide that our shareholders do not have the right to cumulative votes in the election of directors. Under Pennsylvania law, cumulative voting rights are available to the holders of our common stock if our Articles of Incorporation have not negated cumulative voting.

➢	Our Articles of Incorporation do not permit shareholder action without a meeting by consent except for the unanimous consent of all holders of our common stock. It also will provide that special meetings of our shareholders may be called only by the board of directors or the chairman of the board of directors.

➢	Our Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Risk factors

These provisions may discourage acquisition proposals and may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting stock or may delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, we may be unable to provide the required financial information in a timely and reliable manner and may be subject to sanctions by regulatory authorities. The perception of these matters could cause our share price to fall.

We are required under applicable law and regulations to integrate our systems of internal controls over financial reporting, and we are presently evaluating our existing internal controls with respect to the standards adopted by the Public Company Accounting Oversight Board. We cannot be certain at this time that we will be able to comply with all of our reporting obligations and successfully complete the procedures, certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by the time that we are required to file our Annual Report on Form 10-K for the year ended December 31, 2006. If we fail to achieve and maintain the adequacy of our internal controls and do not address the deficiencies identified in the letter received by our audit committee, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

Use of proceeds

All of the shares of common stock offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

Price range of common stock

Since February 1, 2006, our common stock has been listed for trading on the New York Stock Exchange under the symbol “KOP”. The following table sets forth the quarterly high and low share closing price for the periods indicated:

Year ended December 31, 2006	High	Low
First Quarter (from February 1, 2006)	$20.45	$15.75
Second Quarter	$22.82	$17.00
Third Quarter	$20.60	$15.65
Fourth Quarter (through November 27, 2006)	$23.49	$17.99

On November 27, 2006, the closing price of our common stock was $23.10 per share and there were 20,729,823 shares of common stock issued and outstanding.

Dividend policy

Our board of directors adopted a dividend policy which reflects its judgment that our stockholders would be better served if we distributed to them, as quarterly dividends payable at the discretion of our board of directors, a portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes. Our expected cash needs include operating expenses and working capital requirements, interest and principal payments on our indebtedness, capital expenditures, incremental costs associated with being a public company, taxes and certain other costs. On an annual basis we expect to pay dividends with cash flow from operations, but, due to seasonal or other temporary fluctuations in cash flow, we may from time to time use temporary short-term borrowings to pay quarterly dividends.

In accordance with our dividend policy, we declared an initial quarterly dividend of $0.10 per share on February 15, 2006, which was pro rated at the time of declaration based upon the timing of the closing of the initial public offering and subsequent quarterly dividends of $0.17 per share on May 3, 2006, July 27, 2006 and November 2, 2006. We expect to continue to pay quarterly dividends at an annual rate of $0.68 per share for the first full year following the initial public offering.

We are not required to pay dividends, and our shareholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends.

Our ability to pay dividends is restricted by current and future agreements governing our debt, including Koppers Inc.’s credit agreement, the indentures governing our senior discount notes and Koppers Inc.’s senior secured notes and by Pennsylvania law.

Since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings and cash flow and our ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends. Koppers Inc., our only direct subsidiary, is a party to a credit agreement that restricts its ability to pay dividends to Koppers Holdings Inc.

Koppers Inc.’s credit agreement prohibits it from making dividend payments to us unless (1) such dividend payments are permitted by the indenture governing Koppers Inc.’s senior secured notes, (2) no event of default or potential default has occurred or is continuing under the credit agreement and (3) Koppers Inc. has at least $15.0 million of undrawn availability under the credit agreement.

The indentures governing our senior discount notes and Koppers Inc.’s senior secured notes also restrict our ability to pay dividends. Our ability to pay dividends and to make other restricted payments, such as repurchasing of any of our capital stock, repurchasing, redeeming or defeasing any of our obligations that are subordinate to the senior secured notes and the senior discount notes or making any investment (subject to certain exceptions), is governed by a formula based on 50% of our consolidated net income. In addition, as a condition to making such payments based on such formula, we must have an EBITDA (as defined in the indentures) to consolidated interest expense ratio of at least 2.0 to 1.0. Notwithstanding such restrictions, the indenture governing Koppers Inc.’s senior secured notes permits an aggregate of $7.5 million, and the indenture governing our senior discount notes permits an aggregate of $12.5 million, of such payments to be made whether or not there is availability under the formula or conditions to its use are met, provided that at the time of such payment, no default shall have occurred

Dividend policy

and be continuing under that indenture. At September 30, 2006, we had $118.8 million of capacity pursuant to the general formula for the restricted payments covenant under the senior discount notes indenture, which we refer to as the buildup amount, and $112.9 million of capacity pursuant to the buildup amount under the senior secured notes indenture. The buildup amount will increase or decrease depending upon, among other things, our cumulative consolidated net income, the net proceeds of the sale of capital stock and the amount of restricted payments we may make from time to time, including, among other things, the payment of cash dividends. In addition, after November 15, 2009, we will be required to pay cash interest on our senior discount notes, which will decrease our cash available to pay dividends.

Our ability to pay dividends is also restricted by Pennsylvania law. Under Pennsylvania law, a corporation has the power, subject to restrictions in its bylaws, to pay dividends or make other distributions to its shareholders unless, after giving effect thereto, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s assets would be less than the sum of its total liabilities plus (unless otherwise provided in its articles) the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of the shareholders having superior preferential rights to the shareholders receiving the distribution. In determining whether a particular level of dividends is permitted under Pennsylvania law, the board of directors may base its conclusion on one or more of the following: the book values of the assets and liabilities of the company as reflected on its books and records; a valuation that takes into consideration unrealized appreciation, depreciation or other changes in value of the assets and liabilities of the company; the current value of the assets and liabilities of the company either valued separately or valued in segments or as an entirety as a going concern; or any other method that is reasonable in the circumstances. Our board of directors has made a determination (for past dividends) and is expected to make a determination (for future dividends) that, in its business judgment, based on, among other things, its assessment of the value of the Company as a going concern, the projected dividends described in the second paragraph above were and are permissible under Pennsylvania law. Our bylaws and articles contain no restrictions regarding dividends.

Selling shareholders

The following table sets forth information concerning beneficial ownership of our common stock by the selling shareholders as of November 27, 2006 and after the consummation of this offering.

Selling Shareholders (1)	Number of Shares Being Offered	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock Owned After Offering
		Number	Percent	Number	Percent
Saratoga Partners III C.V. (2)	228,741	773,027	3.7%	544,286	2.6%
Saratoga Partners III, L.P. (2)	1,521,259	5,141,061	24.8%	3,619,802	17.5%
TOTAL (3)	1,750,000	5,914,088	28.5%	4,164,088	20.1%

(1)	As noted in the accompanying prospectus, each selling shareholder is a party to the stockholders agreement. A detailed description of the past and current provisions of the stockholders agreement is included on pages 35, 81-82 and 103 of our annual report on Form 10-K for the year ended December 31, 2005, which are incorporated herein by reference.
(2)	Saratoga Partners III, L.P. and Saratoga Partners III C.V. were the controlling shareholders of Koppers Inc. from 1997 until our formation in November 2004 and then of Koppers Holdings Inc. from November 2004 until our initial public offering, which was completed in February 2006. A description of Saratoga Partners III, L.P.’s and Saratoga Partners III C.V.’s material relations with us and our subsidiaries is included on pages 4, 26, 77-79, 81 and 126 of our annual report on Form 10-K for the year ended December 31, 2005, which are incorporated herein by reference.
(3)	Assumes that the underwriter does not exercise its option to purchase up to 262,500 additional shares from the selling shareholders to cover over-allotments.

Tax considerations

The following is a summary of the material U.S. federal income tax (and, in the case of non-U.S. holders, estate tax) considerations with respect to the ownership and disposition of our common stock by U.S. holders (as defined below) and non-U.S. holders (as defined below) as of the date hereof. This summary deals only with holders that hold our common stock as a capital asset.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is any of the following for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner that is a nonresident alien individual or a corporation, trust or estate that is not a U.S. holder for U.S. federal income tax purposes.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

This summary does not represent a detailed description of the U.S. federal tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal tax consequences to you if you are subject to special treatment under U.S. federal tax laws (including if you are a dealer in securities or currency trader in securities that uses a mark-to-market method of accounting for securities holdings, financial institution, tax-exempt entity, partnership or other pass-through entity or investor in such entity, insurance company, person holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, person owning 10 percent or more of our voting stock, person subject to alternative minimum tax, U.S. holder whose functional currency is not the U.S. dollar, U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company”), and it generally does not address any U.S. taxes other than the federal income tax.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income, estate and gift tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Tax considerations

U.S. HOLDERS

Dividends

The gross amount of dividends paid to U.S. holders of common stock will be treated as dividend income to such holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. holder on the day actually or constructively received by the U.S. holder. Under current legislation, which is scheduled to “sunset” at the end of 2010, dividend income will generally be taxed to individual U.S. holders at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Dividends received after 2010 will be taxable at ordinary rates. Corporate U.S. holders may be entitled to a dividends received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to numerous limitations and requirements.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of common stock to the extent thereof (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of our common stock), and the balance in excess of the adjusted basis will be taxed as capital gain (short-term or long-term, as applicable) recognized on a sale or exchange.

Gain on disposition of common stock

A U.S. holder will recognize taxable gain or loss on any sale or exchange of shares of our common stock in an amount equal to the difference between the amount realized and the U.S. holder’s basis in such shares of common stock. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Information reporting and backup withholding

In general, information reporting requirements will apply to dividends paid on our common stock and to the proceeds received on the sale, exchange or other disposition (including a redemption) of common stock by a U.S. holder other than certain exempt recipients (such as corporations). A backup withholding tax at a rate currently equal to 28% will apply to such payments if the U.S. holder fails to provide an accurate taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service, or IRS.

NON-U.S. HOLDERS

Dividends

Dividends paid to a non-U.S. holder of our common stock, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty

Tax considerations

applies, are attributable to a U.S. permanent establishment of the non-U.S. holder are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements (including the provision of a properly executed Form W-8ECI (or successor form)) must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (i) complete IRS Form W-8BEN (or successor form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in much the same manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply); (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met (in which case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources); or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or if we become a U.S. real property holding corporation, if our common stock is regularly traded on an established securities market, a non-U.S. holder who (actually or constructively (applying certain ownership attribution rules)) holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock will be subject to U.S. federal income tax on a disposition of the common stock but other non-U.S. holders generally will not. If the common stock is not so traded, all non-U.S. holders will be subject to U.S. federal income tax on disposition of the common stock.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also

Tax considerations

be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met.

The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., or a foreign partnership that at any time during its tax year is either engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Payment of the proceeds of a sale (including a redemption) of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the beneficial owner certifies under penalties of perjury that it is not a United States person or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Federal estate tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Underwriting

The selling shareholders are offering the shares of our common stock described in this prospectus supplement through UBS Securities LLC, the underwriter. We and the selling shareholders have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the 1,750,000 shares of common stock from the selling shareholders.

The underwriting agreement provides that the underwriter must buy all of the shares if it buys any of them. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriter; and

➢	the underwriter’s right to reject orders in whole or in part.

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment option

The selling shareholders have granted the underwriter an option to buy up to an aggregate of 262,500 additional shares of our common stock from the selling shareholders. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.

Commissions and discounts

Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.10 per share from the public offering price. Investors who purchased in this offering may incur a trading commission of up to $0.05 per share. Sales of shares made outside of the United States may be made by affiliates of the underwriter. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions the selling shareholders will pay to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 262,500 shares.

	No exercise	Full exercise
Per share	$0.250	$0.250
Total	$437,500	$503,125

Underwriting

The selling shareholders have agreed to pay the costs and expenses of this offering, including, but not limited to, printing and accounting expenses, “blue sky” fees and expenses, its legal counsel fees, our legal counsel fees and underwriters’ commissions and discounts. We estimate that the total expenses of this offering payable by the selling shareholders, not including the underwriting discounts and commissions, will be approximately $240,000. We paid Securities and Exchange Commission fees of approximately $3,530 related to this offering.

No sales of similar securities

We, the selling shareholders, and certain of our executive officers have entered into lock-up agreements with the underwriter. Under these agreements, subject to certain exceptions, we, the selling shareholders, and certain of our executive officers may not, without the prior written approval of UBS Securities LLC offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from this lock-up agreement.

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we or the selling shareholders are unable to provide this indemnification, we or the selling shareholders have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

New York Stock Exchange quotation

Our common stock is quoted on the New York Stock Exchange under the symbol “KOP.”

Price stabilization, short positions and passive market making

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	syndicate covering transactions; and

➢	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales”, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales”, which are short positions in excess of that amount.

The underwriter may close out any covered short position by either exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Underwriting

Naked short sales are in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Affiliations

The underwriter and its affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. In particular, the underwriter was a joint book-running manager for our initial public offering on January 31, 2006.

The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Various legal matters with respect to this offering will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York.

Filed pursuant to Rule 424(b)3
Registration No. 333-136329

$200,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Offered by

Koppers Holdings Inc.

7,600,000 Shares of Common Stock

Offered by Selling Shareholders

We may offer to sell, from time to time, in one or more series:

➢	senior or subordinated debt securities;

➢	common stock;

➢	preferred stock or depositary shares representing preferred stock; or

➢	warrants to purchase debt securities, common stock, preferred stock or other securities.

The debt securities and preferred stock may be convertible into or excisable or exchangeable for our common stock, preferred stock, our other securities or the debt and equity securities of one or more other entities. We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $200,000,000, on terms to be determined at the time of offering.

In addition, the selling shareholders named under the caption “Selling Shareholders” may from time to time sell up to 7,600,000 shares of our common stock in one or more offerings. We will not receive any proceeds from the sale of shares sold by the selling shareholders under this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “KOP”. On September 7, 2006, the last reported sale price for our common stock was $16.31 per share.

We may sell these securities directly to purchasers, through dealers or agents designated from time to time or to or through one or more underwriters.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities and may add to or update the information to this prospectus. You should read this prospectus, any prospectus supplement and the information incorporated by reference into this prospectus and any prospectus supplement carefully before you invest.

The securities offered for sale under this prospectus may involve a high degree of risk. See “ Risk Factors” on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 7, 2006.

You should rely only on the information contained in this prospectus and any related prospectus supplement or incorporated by reference in this prospectus and any related prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. No one is making offers to sell or seeking offers to buy our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference or included in any prospectus supplement is accurate only as of the date given in the document incorporated by reference or the prospectus supplement, as applicable, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $200,000,000. In addition, the selling shareholders may sell up to a total of up to 7,600,000 shares of our common stock in one or more offerings. This prospectus provides a general description of the securities that we and the selling shareholders may offer. Each time we sell securities or the selling shareholders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. We may also update or amend in a prospectus supplement any of the information contained or incorporated by reference into this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

Our company

We are a leading integrated global provider of carbon compounds and commercial wood treatment products. Our products are used in a variety of niche applications in a diverse range of end-markets, including the aluminum, railroad, specialty chemical, utility, rubber and steel industries. We provide products which represent only a small portion of our customers’ costs but are essential inputs into the products they produce and the services they provide. In the aggregate, we believe that we maintain the number one market position by combined volume in a majority of our principal product lines in North America, Australia and Europe.

We serve our customers through a comprehensive global manufacturing and distribution network, including 32 manufacturing facilities located in North America, Australasia, China, Europe and South Africa. We conduct business in 77 countries with over 2,600 customers, many of which are leading companies in their respective industries, including Alcoa Inc., CSX Transportation, Inc., Union Pacific Railroad Company, Norfolk Southern Corporation and Burlington Northern Santa Fe Railway. We believe that our customers place significant value on our industry-leading “Koppers” brand, which for more than 70 years has maintained a reputation for quality, reliability and customer service.

We operate two principal businesses, Carbon Materials & Chemicals and Railroad & Utility Products. Through our Carbon Materials & Chemicals business, we believe we are the largest distiller of coal tar in North America, Australia, the United Kingdom and Scandinavia. We process coal tar into a variety of products, including carbon pitch, creosote and phthalic anhydride, which are critical intermediate materials in the production of aluminum, the pressure treatment of wood and the production of plasticizers and specialty chemicals, respectively. Through our Railroad & Utility Products business, we believe that we are the largest North American supplier of railroad crossties. Our other commercial wood treatment products include the provision of utility poles to the electric and telephone utility industries.

Our principal offices are located at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1800. Our telephone number is (412) 227-2001. We maintain a website at www.koppers.com. The information contained on or linked to or from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

References in this prospectus to “Koppers Holdings”, the “Company,” “we,” “us” and “our” refer to Koppers Holdings Inc., a Pennsylvania corporation, together with our wholly-owned subsidiaries, including Koppers Inc.

Risk factors

The securities offered for sale under this prospectus may involve a high degree of risk. Prior to making an investment decision, you should carefully consider the risks discussed under “Risk Factors” in the applicable prospectus supplement and in our filings with the SEC, and incorporated by reference in this prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or incorporated by reference in this prospectus and any applicable prospectus supplement.

The risks and uncertainties described in the applicable prospectus supplement and in our SEC filings are not the only risks facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected.

Note regarding forward-looking statements

This prospectus, any prospectus supplement and the documents incorporated herein by reference contain “forward-looking statements.” These include, but are not limited to, statements about sales levels, profitability and anticipated expenses and cash outflows. Forward-looking statements can be identified by the use of terminology such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely” or other similar words or phrases. We caution you that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from forward-looking statements. These risks and uncertainties include, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference herein, and any applicable prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Except as required by the federal securities laws, we do not intend, and undertake no obligation, to update our forward-looking statements to reflect new information, future events or circumstances.

Use of proceeds

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes.

General corporate purposes may include any of the following:

➢	repaying debt;

➢	providing working capital;

➢	funding capital expenditures; or

➢	paying for possible acquisitions or the expansion of our business.

We may temporarily invest the net proceeds that we receive from any offering or use the net proceeds to repay short-term debt until we can use the net proceeds for their stated purposes. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from our sale of any securities sold pursuant to that prospectus supplement.

We will not receive any proceeds from the sale of our common shares by the selling shareholders pursuant to this prospectus.

Ratio of earnings to fixed charges

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in conjunction with our consolidated financial statements including the notes to those statements incorporated by reference into this prospectus.

	2001	2002	2003(2)	2004	2005	Six Months Ended June 30, 2006
						(unaudited)
Ratio of Earnings to Fixed Charges (1)	1.82	2.02	—	1.55	1.37	1.25

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income (loss) from continuing operations before income taxes, cumulative effect of accounting changes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, and the portion of rental expense (which we have calculated to be 31% of total rental expense) that is representative of the interest factor in these rentals.
(2)	Earnings were insufficient to cover fixed charges by $18.6 million in 2003.

We are a holding company, which means that we conduct all of our operations through our subsidiaries. As a result, we depend on dividends from the earnings of our subsidiaries to generate the funds necessary to meet our financial obligations, including payments of principal, interest and other amounts in the event that our debt securities are not guaranteed by one of our operating subsidiaries. Our subsidiaries may be restricted from time to time under the terms of the instruments governing their indebtedness from paying dividends or otherwise transferring assets to us.

Description of debt securities and guarantees

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

GENERAL

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

➢	title;

➢	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

➢	any limit on the amount that may be issued;

➢	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

➢	the maturity date;

➢	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

➢	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

➢	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

Description of debt securities and guarantees

➢	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

➢	the terms of the subordination of any series of subordinated debt;

➢	the place where payments will be payable;

➢	restrictions on transfer, sale or other assignment, if any;

➢	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

➢	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

➢	provisions for a sinking fund, purchase or other analogous fund, if any;

➢	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

➢	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

➢	incur additional indebtedness;

➢	issue additional securities;

➢	issue guarantees;

➢	create liens;

➢	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

➢	redeem capital stock;

➢	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

➢	make investments or other restricted payments;

➢	sell or otherwise dispose of assets;

➢	enter into sale-leaseback transactions;

➢	engage in transactions with stockholders and affiliates;

➢	issue or sell stock of or sell assets of our subsidiaries; or

➢	effect a consolidation or merger;

➢	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

➢	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

➢	information describing any book-entry features;

➢	the procedures for any auction and remarketing, if any;

➢	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

➢	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

Description of debt securities and guarantees

➢	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

ORIGINAL ISSUE DISCOUNT

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

STRUCTURAL SUBORDINATION

We conduct all of our operations through our subsidiaries. As a result, we depend on dividends from the earnings of our subsidiaries to generate the funds necessary to meet our financial obligations. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may be a creditor with recognized and unsubordinated claims against any subsidiary. In addition, our subsidiaries may be restricted from time to time under the terms of the instruments governing their indebtedness from paying dividends or otherwise transferring assets to us. If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations.

SUBSIDIARY GUARANTEES

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Description of debt securities and guarantees

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt.

CONVERSION OR EXCHANGE RIGHTS

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our preferred stock, our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

CONSOLIDATION, MERGER OR SALE

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

EVENTS OF DEFAULT UNDER THE INDENTURES

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

➢	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

➢	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

➢	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

➢	if specified events of bankruptcy, insolvency or reorganization occur.

Description of debt securities and guarantees

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

➢	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

➢	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

➢	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

➢	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

➢	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with the covenants in the indentures.

Description of debt securities and guarantees

MODIFICATION OF INDENTURES; WAIVER

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

➢	to fix any ambiguity, defect or inconsistency in the indenture;

➢	to comply with the provisions described above under “—Consolidation, Merger or Sale;”

➢	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

➢	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

➢	to provide for uncertificated debt securities and to make any appropriate changes for such purpose;

➢	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

➢	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

➢	to change anything that does not adversely affect the legal rights of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

➢	extending the fixed maturity of the series of debt securities;

➢	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

➢	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

DISCHARGE

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

➢	register the transfer or exchange of debt securities of the series;

➢	replace stolen, lost or mutilated debt securities of the series;

➢	maintain paying agencies;

➢	recover excess money held by the debenture trustee;

➢	compensate and indemnify the debenture trustee; and

➢	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Description of debt securities and guarantees

FORM, EXCHANGE AND TRANSFER

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

➢	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

➢	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Description of debt securities and guarantees

PAYMENT AND PAYING AGENTS

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

GOVERNING LAW

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Description of capital stock

The following is a description of the material terms of our Amended and Restated Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement relating to this offering.

COMMON STOCK

Pursuant to the terms of our Amended and Restated Articles of Incorporation, which we refer to as our Articles of Incorporation, we are authorized to issue up to 40,000,000 shares of common stock, $0.01 par value per share. As of July 26, 2006, an aggregate of 20,643,171 shares of our common stock was outstanding and held of record by approximately 133 shareholders.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us hereby will be, when issued and paid for, fully paid and nonassessable. If we issue any preferred stock, the rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of our preferred stock.

Saratoga Partners III, L.P. and a group of approximately 125 of our management investors have registration rights relating to shares of our common stock that they own under the stockholders agreement. See “Selling Shareholders” beginning on page 17.

PREFERRED STOCK

Pursuant to the terms of our Articles of Incorporation, we are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share. As of July 26, 2006, no shares of preferred stock were outstanding.

The board of directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue shares of preferred stock in one or more series. Each series of preferred stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Description of capital stock

The following description discusses the general terms of one or more series of preferred stock that we may offer under this prospectus. While the terms we have summarized below may generally apply to any preferred shares that we may offer, our board will include the specific terms of each series of preferred stock in a statement of preferred stock that will be filed with the Pennsylvania Secretary of State, and we will describe the particular terms of any series of preferred stock that we may offer in more detail in the applicable prospectus supplement. The terms of any series of preferred stock that we offer under a prospectus supplement may differ from the terms we describe below. In general, the terms of a series of preferred stock that we may offer may include:

➢	the title of the series and the number of shares in the series;

➢	the price at which the preferred stock will be offered;

➢	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

➢	the voting rights, if any, of the holders of shares of the preferred stock being offered;

➢	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

➢	the liquidation preference per share;

➢	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

➢	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

➢	any listing of the preferred stock being offered on any securities exchange;

➢	whether interests in the shares of the series will be represented by depositary shares;

➢	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

➢	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

➢	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of capital stock

Description of depositary shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of depositary shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the

Description of capital stock

number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and termination of the depositary agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

CERTAIN CORPORATE ANTI-TAKEOVER PROVISIONS

Our Articles of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of us. These provisions include:

➢	Preferred Stock. Our board of directors has the authority to issue one or more series of preferred stock with voting rights and other powers as the board of directors may determine, as described above.

➢	Classified Board. Our Articles of Incorporation provide for a classified board of directors, beginning with our annual shareholders meeting in Spring 2007. Our board of directors is classified into three classes, and each director elected to our board will serve a three year term and will stand for re-election once every three years.

Description of capital stock

➢	Removal of Directors, Vacancies. Our shareholders will be able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of directors.

➢	No Cumulative Voting. Our Articles of Incorporation provide that our shareholders do not have the right to cumulative votes in the election of directors. Under Pennsylvania law, cumulative voting rights are available to the holders of our common stock if our Articles of Incorporation had not negated cumulative voting.

➢	No Shareholder Action by Written Consent; Calling of Special Meetings of Shareholders. Our Articles of Incorporation do not permit shareholder action without a meeting by consent except for the unanimous consent of all holders of our common stock. Our Articles of Incorporation also provide that special meetings of our shareholders may be called only by the board of directors or the chairman of the board of directors.

➢	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

In addition, the Pennsylvania Business Corporation Law, or the BCL, provides that directors may, in discharging their duties, consider the interests of a number of suppliers, customers, creditors and the community in which it is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the BCL. We do not currently have a “poison pill”.

PENNSYLVANIA ANTI-TAKEOVER LAW PROVISIONS

The BCL provides, in its subchapters 25(E), 25(F), 25(G), 25(H), 25(I) and 25(J), certain anti-takeover protections with respect to corporations which do not elect out of them. Under our Articles of Incorporation, we elect out of these subchapters.

The BCL permits an amendment of the corporation’s articles or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services.

NEW YORK STOCK EXCHANGE LISTING

Our common stock is listed on the New York Stock Exchange under the symbol “KOP”.

Description of warrants

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

GENERAL

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

➢	the offering price and the aggregate number of warrants offered;

➢	the currencies in which the warrants are being offered;

➢	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

➢	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

➢	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

➢	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

➢	the terms of any rights to redeem or call the warrants;

➢	the date on which the right to exercise the warrants begins and the date on which such right expires;

Description of warrants

➢	federal income tax consequences of holding or exercising the warrants; and

➢	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

➢	the offering price and the aggregate number of warrants offered;

➢	the total number of shares that can be purchased if a holder of the warrants exercises them including, if applicable, any provisions for changes to or adjustments in the exercise price or in the securities or other property receivable upon exercise;

➢	the designation and terms of any series of preferred stock with which the warrants are being offered;

➢	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

➢	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

➢	the date on which the right to exercise the warrants begins and the date on which that right expires;

➢	federal income tax consequences of holding or exercising the warrants; and

➢	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Warrant Adjustments” below.

EXERCISE OF WARRANTS

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

➢	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

➢	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

➢	delivering the warrant certificate representing the warrants to the warrant agent.

Description of warrants

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

AMENDMENTS AND SUPPLEMENTS TO THE WARRANT AGREEMENTS

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

WARRANT ADJUSTMENTS

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

➢	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

➢	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

➢	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

➢	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants or preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Description of warrants

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

➢	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

➢	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

➢	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

Selling shareholders

We are a party to a stockholders’ agreement with Saratoga Partners III, L.P. and a group of approximately 125 individuals who own varying amounts of our common stock to whom we refer as the management investors. Each management investor is an officer, director or current or former employee of us or one of our subsidiaries. The stockholders’ agreement was amended upon the completion of our initial public offering in February 2006, and the amended stockholders’ agreement provides (subject to certain limitations) that Saratoga Partners III, L.P. has the right to demand that we register its shares of our common stock in a public offering and that Saratoga Partners III, L.P. and the management investors have piggy-back registration rights through which they can require us to include their shares in any registered offering of common stock that we make. We are required to include the shares of our common stock being sold by the selling shareholders in this prospectus as a result of our obligations to the selling shareholders under the stockholders’ agreement.

The following table sets forth as of August 31, 2006 the number of shares of our common stock owned by each selling shareholder, the number of shares of our common stock that may be offered under the prospectus by each selling shareholder and the number of shares of our common stock to be owned by each selling shareholder after the offering is completed (assuming that all of the shares of common stock offered for sale in the prospectus are sold). The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that each selling shareholder may offer under this prospectus.

	Shares of Common Stock Owned Prior to Offering	Number of Shares Being Offered			Shares Owned After Offering (2)
Name (1)		Number	Percent		Number	Percent
Bachman, Drew H. (3)	88,891	88,891	*	%	0	*	%
Cizik, Robert (4)	199,964	199,964	*	%	0	*	%
Dietz, James T. (5)	19,376	19,376	*	%	0	*	%
Fitzgerald, Kevin J. (6)	110,406	110,406	*	%	0	*	%
Hillenbrand, David M. (7)	79,598	79,598	*	%	0	*	%
Hyde, Leslie S. (8)	9,949	9,949	*	%	0	*	%
Juba, Michael H. (9)	46,475	46,475	*	%	0	*	%
Kifer, Stephen C. (10)	21,242	21,242	*	%	0	*	%

	Shares of Common Stock Owned Prior to Offering	Number of Shares Being Offered			Shares Owned After Offering (2)
Name (1)		Number	Percent		Number	Percent
Lacy, Steven R. (11)	162,442	162,442	*	%	0	*	%
Loadman, Thomas D. (12)	152,488	152,488	*	%	0	*	%
McCormack, Mark R. (13)	27,278	27,278	*	%	0	*	%
McCurrie, Brian H. (14)	63,678	63,678	*	%	0	*	%
Mueller, Carl C. (15)	397	397	*	%	0	*	%
Naugle, Denver S. (16)	7,046	7,046	*	%	0	*	%
Niederberger, Thomas (17)	49,507	49,507	*	%	0	*	%
Plovic, Wayne F. (18)	33,474	33,474	*	%	0	*	%
Saratoga Partners III C.V. (19)	773,027	773,027	3.7%		0	*	%
Saratoga Partners III, L.P. (19)	5,141,061	5,141,061	24.9%		0	*	%
Schaming, M. Claire (20)	124,319	124,319	*	%	0	*	%
Shaffer, Janet L. (21)	6,696	6,696	*	%	0	*	%
Sweeney, Clayton A. (22)	19,899	19,899	*	%	0	*	%
Turner, Walter W. (23)	311,536	311,536	1.6%		0	*	%
Ultsch, Thomas P. (24)	19,899	19,899	*	%	0	*	%
Wombles, Robert H. (25)	65,368	65,368	*	%	0	*	%
TOTAL	7,534,016	7,534,016	*	%	0	*	%

(footnotes on following page)

Selling shareholders

*	Less than 1%.
(1)	As noted above, each selling shareholder is a party to the stockholders agreement. A detailed description of the past and current provisions of the stockholders agreement is included on pages 35, 81-82 and 103 of our annual report on Form 10-K for the year ended December 31, 2005, which are incorporated herein by reference.
(2)	Assumes that the selling shareholders will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by the selling shareholders.
(3)	Mr. Bachman is the Manager, Marketing & Sales of the Carbon Materials & Chemicals Division of Koppers Inc.
(4)	Mr. Cizik has been the Non-Executive Chairman and Director of Koppers Holdings Inc. since November 2004 and has been a Non-Executive Director of Koppers Inc. since 1999. A description of Mr. Cizik’s material relations with us and our subsidiaries is included on pages 50, 65, 68-69, 78, 80-81 and 125-126 of our annual report on Form 10-K for the year ended December 31, 2005, which are incorporated herein by reference.
(5)	Mr. Dietz is the Manager, Operations of the Carbon Materials & Chemicals Division of Koppers Inc.
(6)	Mr. Fitzgerald is the Vice President and General Manager of the Carbon Materials & Chemicals Division of Koppers Inc.
(7)	Dr. Hillenbrand has been a director of Koppers Holdings since November 2004 and has been a director of Koppers Inc. since February 1999.
(8)	Ms. Hyde is the Vice President of Safety and Environmental Affairs of Koppers Inc.
(9)	Mr. Juba is the Director, Global Product Safety and Health of Koppers Inc.
(10)	Mr. Kifer is the Deputy General Counsel of Koppers Inc.
(11)	Mr. Lacy was elected Senior Vice President, Administration, General Counsel and Secretary of Koppers Holdings in November 2004 and has been Senior Vice President, Administration, General Counsel and Secretary of Koppers Inc. since January 2004.
(12)	Mr. Loadman is the Vice President and General Manager of the Railroad Products & Services Division of Koppers Inc.
(13)	Mr. McCormack is the Vice President and General Manager, Global Marketing, Sales and Development of Koppers Inc.
(14)	Mr. McCurrie was elected Vice President and Chief Financial Officer of Koppers Holdings in November 2004 and has been Vice President and Chief Financial Officer of Koppers Inc. since October 2003.
(15)	Mr. Mueller is a Senior Process Engineer of Koppers Inc.
(16)	Mr. Naugle is an Assistant Plant Manager of Koppers Inc.
(17)	Mr. Neiderberger is the Vice President, Marketing and Sales of the Railroad Products & Services Division of Koppers Inc.
(18)	Mr. Plovic is the Director, Logistics and Raw Material Purchasing of the Carbon Materials & Chemicals Division of Koppers Inc.
(19)	Saratoga Partners III, L.P. and its affiliates were the controlling shareholders of Koppers Inc. from 1997 until our formation in November 2004 and then of Koppers Holdings Inc. from November 2004 until our initial public offering, which was completed in February 2006. A description of Saratoga Partners III, L.P.’s and its affiliates’ material relations with us and our subsidiaries is included on pages 4, 26, 77-79, 81 and 126 of our annual report on Form 10-K for the year ended December 31, 2005, which are incorporated herein by reference.
(20)	Ms. Schaming was elected Treasurer and Assistant Secretary of Koppers Holdings in November 2004 and has been Treasurer and Assistant Secretary of Koppers Inc. since May 1992.
(21)	Ms. Shaffer is a Paralegal of Koppers Inc.
(22)	Mr. Sweeney has been a director of Koppers Holdings since November 2004 and a director of Koppers Inc. since January 1989. A description of Mr. Sweeney’s material relations with us and our subsidiaries is included on pages 50, 65-69, 78-80 and 125 of our annual report on Form 10-K for the year ended December 31, 2005 and is incorporated herein by reference.
(23)	Mr. Turner was elected President and Chief Executive Officer in, and has been a director of Koppers Holdings, since November 2004. He has been President and Chief Executive Officer and director of Koppers Inc. since February 1998.
(24)	Mr. Ultsch is the General Manager, Chemicals of the Carbon Materials & Chemicals Division of Koppers Inc.
(25)	Mr. Wombles is the Vice President, Technical Services of Koppers Inc.

In addition to the selling shareholders named in the table above, this offering may also include other selling shareholders who have the right under the stockholders agreement to require us to register shares of common stock that they own in Koppers Holdings that they acquired from us in various unregistered transactions prior to our initial public offering in February 2006. We will name any additional selling shareholder who exercises his registration rights under the stockholders agreement in connection with the registration statement to which this prospectus relates in one or more supplements to this prospectus. The applicable prospectus supplement will also include the number of shares of common stock that may be offered under this prospectus and the related prospectus supplement by that selling shareholder and the number of shares of our common stock to be owned by that selling shareholders after this offering is completed (assuming that all of the shares of common stock offered for sale in this prospectus are sold). Finally, the related prospectus supplement will indicate the nature of any position, office or other material relationship which that selling shareholder has had with us during the past three years.

Plan of distribution

We or the selling shareholders may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and the selling shareholders have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We or the selling shareholders may distribute the securities from time to time in one or more transactions:

➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to such prevailing market prices; or

➢	at negotiated prices.

We or the selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. We, the selling shareholders or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we or the selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The selling shareholders and dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We may grant underwriters who participate in the distribution of securities we are offering under this prospectus an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the selling shareholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Plan of distribution

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment to the registration statement relating to this prospectus). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In connection with the sale of their shares of common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver shares to close out their short positions provided they have met their prospectus delivery obligations at the time of the short sale. The selling shareholders may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling shareholders also may resell all or a portion of their shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the selling shareholder meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling shareholders may pledge or grant a security interest in some or all of the shares that they own and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of selling shareholders to include the pledgees, transferees or other successors-in-interest as the selling shareholders under this prospectus.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the reselling beneficial owners for purposes of this prospectus.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling

Plan of distribution

shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of the selling shareholders’ purchases and sales of the shares. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of their shares.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, we will file a supplement to this prospectus to describe the terms of any offering by us or any selling shareholder. The prospectus supplement will disclose:

➢	the terms of the offer;

➢	the names of any underwriters, dealers or agents;

➢	the name or names of any managing underwriter or underwriters;

➢	the purchase price of the securities from us, and the selling stockholders, if any

➢	the net proceeds to us, and the selling stockholders, if any, from the sale of the securities;

➢	any delayed delivery arrangements;

➢	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

➢	any initial public offering price;

➢	any commissions paid to agents; and

➢	other facts material to the transaction.

We will bear substantially all of the costs, expenses and fees in connection with the registration of the common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares by the selling shareholders, which will be borne by the selling shareholders.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

Legal matters

Reed Smith LLP has given its opinion to us as to certain legal matters relating to the validity of the securities to be offered by us and the selling shareholders by this prospectus. The selling shareholders and any underwriters will be advised about the other issues relating to any offering by their own respective legal counsel.

Experts

The consolidated financial statements of Koppers Holdings Inc. appearing in Koppers Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. We maintain a website at www.koppers.com.

Information incorporated by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:

➢	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

➢	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

➢	Current Reports on Form 8-K filed on February 7, 2006, March 2, 2006, March 10, 2006, April 4, 2006, April 28, 2006, May 3, 2006, May 11, 2006, May 23, 2006, May 26, 2006, June 28, 2006, and August 8, 2006;

➢	Description of our common stock contained in our registration statement on Form 8-A dated January 27, 2006; and

➢	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the last offering the securities under this prospectus.

Notwithstanding the foregoing paragraphs, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website or our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

You may request a copy of our SEC filings at no cost, by telephoning or writing us at the following:

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Telephone: (412) 227-2001

Attention: Secretary